OMEGA DYNAMICS, INC. AND SUBSIDIARIES
               (Formerly MedMaster Systems, Inc. and Subsidiaries)

                        CONSOLIDATED FINANCIAL STATEMENTS

                      December 31, 1999 and March 31, 1999

                                 C O N T E N T S


Independent Auditors' Report...................................................3

Consolidated Balance Sheets....................................................4

Consolidated Statements of Operations..........................................5

Consolidated Statements of Stockholders' Equity (Deficit)......................6

Consolidated Statements of Cash Flows..........................................7

Notes to the Consolidated Financial Statements.................................9

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Omega Dynamics, Inc. and Subsidiaries
(A Development Stage Company)
(Formerly MedMaster Systems, Inc. and Subsidiaries)
North Logan, Utah

We have audited the accompanying consolidated balance sheet of Omega Dynamics, Inc. and Subsidiaries (a development stage company) (formerly MedMaster Systems, Inc. and Subsidiaries) as of March 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended March 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omega Dynamics, Inc. and Subsidiaries (a development stage company) (formerly MedMaster Systems, Inc. and Subsidiaries) as of March 31, 1999 and the results of their operations and their cash flows for the years ended March 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has significant operating losses to date and a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Jones, Jensen & Company
Salt Lake City, Utah
December 29, 1999

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                           Consolidated Balance Sheets

                                     ASSETS
                                     ------


                                                                                  December 31,        March 31,
                                                                                     1999                1999
                                                                                  ------------        ---------
                                                                                  (Unaudited)

CURRENT ASSETS

   Cash                                                                     $               55     $       208,660
   Accounts receivable, net                                                                  -                 793
   Prepaid expenses                                                                          -              15,024
                                                                            ------------------     ---------------

     Total Current Assets                                                                   55             224,477
                                                                            ------------------     ---------------

PROPERTY AND EQUIPMENT (Notes 1 and 3)                                                       -               3,489
                                                                            ------------------  ------------------

     TOTAL ASSETS                                                           $               55     $       227,966
                                                                            ==================     ===============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

CURRENT LIABILITIES

   Accounts payable                                                         $                -     $        59,756
   Accrued expenses                                                                          -             756,614
   Notes payable - related parties (Note 4)                                             27,553             418,248
                                                                            ------------------     ---------------

     Total Current Liabilities                                                          27,553           1,234,618
                                                                            ------------------     ---------------

LONG-TERM LIABILITIES                                                                        -                   -
                                                                            ------------------     ---------------

     Total Liabilities                                                                  27,553           1,234,618
                                                                            ------------------     ---------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock, 500,000 shares authorized at $0.01
    par value; no shares issued or outstanding                                               -                   -
   Common stock, 100,000,000 shares authorized at $0.001
    par value; 13,363,182 and 13,303,182 shares
    issued and outstanding, respectively                                                13,363              13,303
   Additional paid-in capital                                                        9,603,403           9,573,463
   Accumulated deficit prior to April 1, 1999                                       (9,481,573)        (10,593,418)
   Deficit accumulated during the development stage                                   (162,691)                  -
                                                                            ------------------     ---------------

     Total Stockholders' Equity (Deficit)                                              (27,498)         (1,006,652)
                                                                            ------------------  ------------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT)                                                      $               55     $       227,966
                                                                            ==================     ===============


The accompanying notes are an integral part of these consolidated financial statements.






                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                      Consolidated Statements of Operations

                                                                                                                   From the
                                                                                                                   Beginning
                                                                                                                      of
                                                                                                                     the
                                                                                                                 Development
                                              For the                         For the                              Stage on
                                          Nine Months Ended                   Years Ended                        April 1, 1999
                                             December 31,                     March 31,                            through
                                         -------------------------------------------------------------------       December 31,
                                                 1999            1998            1999             1998               1999
                                         -----------------  --------------  ----------------  ---------------  -----------------
                                            (Unaudited)       (Unaudited)                                          (Unaudited)

SALES                                      $        -       $       -       $         -       $        -       $          -

COST OF SALES                                       -               -                 -                -                  -
                                           -------------    --------------  ----------------  ---------------  -----------------

GROSS MARGIN                                        -               -                 -                -                  -
                                           -------------    --------------  ----------------  ---------------  -----------------

EXPENSES

   Depreciation and amortization                    -               -                 -                -                  -
   General and administrative                    161,787            -                 -                -                 161,787
                                           -------------    --------------  ----------------  ---------------  -----------------

     Total Expenses                              161,787            -                 -                -                 161,787
                                           -------------    --------------  ----------------  ---------------  -----------------

     Loss from Operations                       (161,787)           -                 -                -                (161,787)

OTHER INCOME (EXPENSE)

   Interest income                                  -               -                 -                -                  -
   Interest expense                                 (904)           -                 -                -                    (904)
                                           -------------    --------------  ----------------  ---------------  -----------------

     Total Other Income (Expense)                   (904)           -                 -                -                    (904)
                                           -------------    --------------  ----------------  ---------------  -----------------

LOSS ON DISCONTINUED
 OPERATIONS

   Gain on disposal of discontinued
     operations                                1,111,845          -                 -                -                  -
   Loss from operations of
     discontinued operations (Note 8)               -             (110,041)       (6,138,056)        (111,845)            -
                                           -------------    --------------  ----------------  ---------------  -----------------

NET INCOME (LOSS)                          $     949,154    $     (110,041) $     (6,138,056) $      (111,845) $        (162,691)
                                           =============    ==============  ================  ===============  =================

BASIC EARNINGS (LOSS)
 PER SHARE                                 $        0.07    $        (0.10) $          (5,26) $         (0.10)
                                           =============    ==============  ================  ===============



The accompanying notes are an integral part of these consolidated financial statements.




                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
            Consolidated Statements of Stockholders' Equity (Deficit)


                                                                                 Additional
                                                      Common Stock                Paid-In          Accumulated
                                               Shares              Amount         Capital            Deficit
                                               ------              ------        ----------        -=---------

Balance, March 31, 1997                       902,932     $           903    $      3,248,363  $      (4,343,517)

Common stock issued for
 payment of debt at $1.20
 per share                                    196,250                 196             235,304             -

Net loss for the year ended
 March 31, 1998                                -                   -                   -                (111,845)
                                           ----------     ---------------    ----------------  -----------------

Balance, March 31, 1998                     1,099,182               1,099           3,483,667         (4,455,362)

Common stock issued for
 cash and services at $0.50
 per share                                 12,000,000              12,000           5,988,000             -

Common stock issued for
 cash at $0.50 per share                      204,000                 204             101,796             -

Net loss for the year ended
 March 31, 1999                                -                  -                    -              (6,138,056)
                                           ----------     ---------------    ----------------  -----------------

Balance, March 31, 1999                    13,303,182              13,303           9,573,463        (10,593,418)

Common stock issued for
 cash at $0.50 per share
 (unaudited)                                   60,000                  60              29,940             -

Net income for the nine months
 ended December 31, 1999
 (unaudited)                                   -                   -                   -                 949,154
                                           ----------     ---------------    ----------------  -----------------

Balance, December 31, 1999
 (unaudited)                               13,363,182     $        13,363    $      9,603,403  $      (9,644,264)
                                           ==========     ===============    ================  =================

The accompanying notes are an integral part of these consolidated financial statements.



                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                      Consolidated Statements of Cash Flows


                                                                                                                   From the
                                                                                                                   Beginning
                                                                                                                      of
                                                                                                                     the
                                                                                                                 Development
                                              For the                         For the                              Stage on
                                          Nine Months Ended                   Years Ended                        April 1, 1999
                                             December 31,                     March 31,                            through
                                         --------------------------------------------------------------------     December 31,
                                                 1999            1998            1999             1998               1999
                                         -----------------  --------------  ----------------  ---------------  ----------------
                                            (Unaudited)       (Unaudited)                                          (Unaudited)


CASH FLOWS FROM OPERATING
 ACTIVITIES

   Net income (loss)                       $       949,154  $     (110,041) $     (6,138,056) $     (111,845)  $       (162,691)
   Adjustments to reconcile net loss to
    net cash used by operating activities:
     Depreciation and amortization                    -              6,910             9,214           12,429             -
     Common stock issued for services                 -               -             5,988,000          -                  -
     Gain on disposal of subsidiaries           (1,111,845)           -                -               -                  -
   Changes in operating assets and
    liabilities:
     (Increase) decrease in accounts
      receivable                                      -             43,268            44,767           30,757             -
     (Increase) decrease in prepaids                 3,193          (4,301)           (7,493)          50,028             3,193
     Increase (decrease) in bad debt
      allowance                                       -             (3,959)           (3,959)         (24,988)            -
     Increase (decrease) in bank
      overdraft                                       -             (7,637)           (7,637)           2,418             -
     Increase (decrease) in notes
      payable - related                             14,353          33,252            41,003           37,042            14,353
     Increase (decrease) in accounts
      payable                                         -                804            14,431         (108,330)            -
     Increase in accrued expenses                     -             62,779            86,642           77,647             -
                                           ---------------  --------------  ----------------  ---------------  ----------------

       Net Cash Flows Provided (Used)
        by Operating Activities                   (145,145)         21,075            26,912          (34,842)         (145,145)
                                           ---------------  --------------  ----------------  ---------------  ----------------

CASH FLOWS FROM INVESTING
 ACTIVITIES

   Purchase of fixed assets                           -               (457)             (457)          (5,499)            -
   Disposal of subsidiaries                        (93,460)          -                 -               -                (93,460)
                                           ---------------  --------------  ----------------  ---------------  ----------------

       Net Cash Flows (Used) by
        Operating Activities               $       (93,460) $         (457) $           (457) $        (5,499) $        (93,460)
                                           ---------------  --------------  ----------------  ---------------  ----------------


The accompanying notes are an integral part of these consolidated financial statements.



                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                Consolidated Statements of Cash Flows (Continued)


                                                                                                                   From the
                                                                                                                   Beginning
                                                                                                                      of
                                                                                                                     the
                                                                                                                 Development
                                              For the                         For the                              Stage on
                                          Nine Months Ended                   Years Ended                        April 1, 1999
                                             December 31,                     March 31,                            through
                                         --------------------------------------------------------------------     December 31,
                                                 1999            1998            1999             1998               1999
                                         -----------------  --------------  ----------------  ---------------  ----------------
                                            (Unaudited)       (Unaudited)                                          (Unaudited)


CASH FLOWS FROM FINANCING
 ACTIVITIES

   Proceeds from notes payable             $        -       $       -       $         13,200  $       -       $          -
   Issuance of common stock for cash                30,000          -                114,000          -                  30,000
                                           ---------------  --------------  ----------------  ---------------  ----------------

       Net Cash Flows Provided by
        Financing Activities                        30,000          -                127,200          -                  30,000
                                           ---------------  --------------  ----------------  ---------------  ----------------

NET INCREASE (DECREASE) IN
 CASH                                             (208,605)         20,618           153,655          (40,341)         (208,605)

CASH AT BEGINNING OF PERIOD                        208,660          55,005            55,005           95,346           208,660
                                           ---------------  --------------  ----------------  ---------------  ----------------

CASH AT END OF PERIOD                      $            55  $       75,623  $        208,660  $        55,005  $             55
                                           ===============  ==============  ================  ===============  ================

CASH PAID DURING THE YEAR FOR:

   Interest                                $        -       $       -       $            74   $       -        $         -
   Income taxes                            $        -       $       -       $        -        $       -        $         -

NON-CASH FINANCING TRANSACTIONS

   Common stock issued for services        $        -       $       -       $      5,988,000  $       -        $         -
   Common stock issued for debt            $        -       $       -       $        -        $       235,500  $         -


The accompanying notes are an integral part of these consolidated financial statements.


                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              The Company was incorporated as MedMaster Systems, Inc. (MedMaster) to provide an accounts receivable factoring service to health care providers. The Company granted credit to customers who were located primarily in the western part of the United States.

              On March 29, 1999, the Company changed its name to Omega Dynamics, Inc. and discontinued the MedMaster operations. Accordingly, it was reclassified as a development stage company as of April 1, 1999. The Company is seeking to merge with or acquire a business opportunity.

              b.  Principles of Consolidation

              Through March 31, 1999, the consolidated financial statements include the accounts of Omega Dynamics, Inc. and its wholly-owned subsidiaries, Financial Computer Services, Inc., Medac, Inc., Ink, Inc., and Sunrise Travel, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. As of December 31, 1999, only the accounts of Omega Dynamics, Inc.
              are included.

              c.  Revenue Recognition

              Revenue recognition policies will be determined when planned principle operations commences.

              d.  Property and Equipment

              Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the underlying assets, ranging from three to seven years.

              e.  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              f.  Basic Net Loss Per Share


                                                                         For the Nine Months Ended
                                                                                 December 31,
                                                                             1999 (unaudited)
                                                        ---------------------------------------------------------
                                                                               (Denominator)
                                                              (Numerator)         Weighted
                                                               Income             Average               Basic
                                                              (Loss)              Number of          Earnings Per
                                                               Amounts            Shares                Share
                                                        ------------------  ------------------  ------------------

              Net income                                $          949,154          13,341,655  $             0.07
                                                        ------------------  ------------------  ------------------

                                                        $          949,154          13,341,655  $             0.07
                                                        ==================  ==================  ==================


                                                                         For the Nine Months Ended
                                                                                 December 31,
                                                                             1998 (unaudited)
                                                        ---------------------------------------------------------
                                                                                 (Denominator)
                                                              (Numerator)         Weighted
                                                               Income             Average            Basic
                                                              (Loss)              Number of         (Loss) Per
                                                               Amounts            Shares              Share
                                                        ------------------  ------------------  ------------------


              Net loss                                  $         (110,041)          1,099,182  $            (0.10)
                                                        ------------------  ------------------  ------------------

                                                        $         (110,041)          1,099,182  $            (0.10)
                                                        ==================  ==================  ==================

                                                                         For the Year Ended
                                                                                 March 31,
                                                                                   1999
                                                       ---------------------------------------------------------
                                                                               (Denominator)
                                                              (Numerator)         Weighted
                                                               Income             Average            Basic
                                                              (Loss)              Number of         (Loss) Per
                                                               Amounts            Shares              Share
                                                        ------------------  ------------------  ------------------

              Net loss                                  $       (6,138,056)          1,165,944  $            (5.26)
                                                        ------------------  ------------------  ------------------

                                                        $       (6,138,056)          1,165,944  $            (5.26)
                                                        ==================  ==================  ==================

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              f.  Basic Net Loss Per Share (Continued)


                                                                         For the Year Ended
                                                                                 March 31,
                                                                                   1998
                                                        ----------------------------------------------------------
                                                                               (Denominator)
                                                              (Numerator)         Weighted
                                                               Income             Average            Basic
                                                              (Loss)              Number of         (Loss) Per
                                                               Amounts            Shares              Share
                                                        ------------------  ------------------  ------------------

              Net loss                                  $         (111,845)          1,068,535  $            (0.10)
                                                        ------------------  ------------------  ------------------

                                                        $         (111,845)          1,068,535  $            (0.10)
                                                        ==================  ==================  ==================


              The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Stock warrants and stock options have not been included as they are antidilutive.

              g.  Provision for Income Taxes (Unaudited)

              No provision for federal income taxes have been recorded due to net operating losses. The Company accounts for income taxes pursuant to FASB Statement No. 109. The Internal Revenue Code contains provisions which may limit the loss carryforwards available should certain events occur, including significant changes in stockholder ownership interests. Accordingly, the tax benefit of the loss carryovers is offset by a valuation allowance of the same amount. The loss carryforwards of approximately $4,760,000 (unaudited) will expire by the year 2019.

              h.  Concentrations of Credit Risk

              The Company maintains cash balances in excess of federally insured limits at certain financial institutions.

              i.  Cash and Cash Equivalents

              For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase to be cash equivalents.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              j.  New Accounting Pronouncements

              In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

              k.  Unaudited Financial Statements

              The accompanying unaudited financial statements include all of the adjustments which, in the opinion of management, are necessary for a fair presentation. Such adjustments are of a normal recurring nature.

NOTE 2 -      CONTINUED OPERATIONS - GOING CONCERN

              The Company has suffered recurring losses from operations, and as of December 31, 1999, the Company had a working capital deficiency of $27,498 (unaudited), which is funded by shareholders of the Company. Cash currently generated from operations and the Company's current cash position are not adequate to retire its current liabilities, thus raising substantial doubt about the Company's ability to continue as a going concern. Management is considering all options and sources of revenue available to the Company and believes that a redirection of the Company focus is imperative to provide a viable future. Management is seeking a merger with an existing operating company. There can be no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments relating to this uncertainty.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 3 -      PROPERTY AND EQUIPMENT

              Property and equipment consisted of the following:

                                                                               December 31,         March 31,
                                                                                   1999               1999
                                                                           ------------------  -----------------
                                                                               (Unaudited)


              Equipment                                                    $           -       $         131,976
              Accumulated depreciation                                                 -                (128,487)
                                                                           ------------------  -----------------

                                                                           $           -       $           3,489
                                                                           ==================  =================

              Total depreciation expense for the nine months ended December 31, 1999 and for the year ended March 31, 1999 was $-0- (unaudited) and $9,214, respectively.

NOTE 4 -      NOTE PAYABLE - RELATED PARTIES

              At December 31, 1999 and March 31, 1999, the Company owed related parties amounts totaling $27,553 (unaudited) and $418,248 of principal and accrued interest, and late fees, respectively. The notes are unsecured, accrue interest on the outstanding principal balance at rates of 8% to 10% per annum, and are due upon demand.


                                                                                 December 31,       March 31,
                                                                                  1999               1999
                                                                          ------------------  -----------------
                                                                               (Unaudited)

              Note payable

                 Principal                                                 $           -       $         220,000
                 Interest                                                              -                 117,150
                 Late fees                                                             -                  67,898
                                                                           ------------------  -----------------

                   Total                                                               -                 405,048
                                                                           ------------------  -----------------

              Note payable - shareholders                                              24,149             13,000
              Note payable - officer                                                    2,500                200
              Interest - shareholders and officer notes                                   904             -
                                                                           ------------------  -----------------

                                                                           $           27,553  $         418,248
                                                                           ==================  =================

              Interest expense on the above notes for the nine months and for the year ended December 31, 1999 and March 31, 1999 was $904 (unaudited) and $19,800, respectively. Late fees incurred on the past due interest payable for the nine months ended December 31, 1999 and for the year ended March 31, 1999 was $-0- (unaudited) and $21,203, respectively.

              The former officer noted above was employed by the Company until March 3, 1999, when he tendered his resignation to the Company.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 5 -      COMMON STOCK TRANSACTIONS

              On May 28, 1997, the Company issued 196,250 shares of the Company's common stock as payment of debt totaling $235,500.

              On March 29, 1999, the Company issued 50,000 shares of the Company's common stock for cash at $0.50 per share, or $25,000.

              On March 30, 1999, the Company issued 12,000,000 shares of the Company's common stock to related parties, officers and directors for cash at par value of $0.001 per share, or $12,000. This issuance was valued at $0.50 per share to reflect the prevailing issuance price of $0.50 per share received from unrelated third parties in arms-length transactions.

              On March 30, 1999, the Company issued 64,000 shares of the Company's common stock for cash at $0.50 per share, or $32,000.

              On March 31, 1999, the Company issued 90,000 shares of the Company's common stock for cash at $0.50 per share, or $45,000.

              Between April 1, 1999 and December 31, 1999, the Company issued 60,000 shares of the Company's common stock for cash at $0.50 per share, or $30,000 (unaudited).

NOTE 6 -      OBLIGATIONS UNDER LEASES

              On January 1, 1986, the Company entered into a lease agreement for its operating facilities with the DARO Group, a partnership owned by certain former officers and directors of the Company. This lease expires on December 31, 2000.

              Due to a dispute between the Company and a certain former officer, who is a partner in the DARO Group, the Company is treating the lease as a month-to-month lease. Rent expense to this partnership for the nine months ended December 31, 1999 and for the year ended March 31, 1999 was approximately $-0- (unaudited) and $15,000, respectively.

NOTE 7 -      COMMITMENTS AND CONTINGENCIES

              Employment Agreement
              --------------------

              Effective April 1, 1994, an officer an director of the Company entered into a three year employment agreement, whereby the officer is entitled to receive approximately $110,000 per year through the fiscal year ending March 31, 1997. On November 5, 1997, the Company extended that contract through March 31, 2000. Due to the financial condition of the Company, certain amounts due under these employment agreements have been foregone by the officer and accrued by the Company. The total amounts due under the employment agreements at December 3,1 1999 and March 31, 1999 was $-0- (unaudited) and $734,762, respectively. The officer resigned his position on March 3, 1999, effectively terminating the employment agreement as of that date.

                      OMEGA DYNAMICS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
               (Formerly MedMaster Systems, Inc. and Subsidiaries)
                   Notes to Consolidated Financial Statements
                      December 31, 1999 and March 31, 1999


NOTE 8 -      DISCONTINUED OPERATIONS

              On December 29, 1999, the Company decided to divest of certain assets and liabilities of the Company and certain assets and liabilities held in the names of its subsidiaries Ink, Inc., Sunrise Travel, Inc., and Financial Computer Services, Inc. as at March 31, 1999 and assigned such assets and liabilities to Rerol, Inc., a Utah corporation.


                                                              For the
                                                             Nine Months
                                                              Ended                  For the Years Ended
                                                            December 31,                 March 31,
                                                               1998                1999               1998
                                                       ------------------  ------------------  -----------------
                                                           (Unaudited)

              SALES                                    $          280,768  $          374,358  $       1,174,735

              COST OF SALES                                       227,335             303,113            948,653
                                                       ------------------  ------------------  -----------------

              GROSS MARGIN                                         53,433              71,245            226,082
                                                       ------------------  ------------------  -----------------

              EXPENSES

                Depreciation and amortization                       6,910               9,214             12,429
                General and administration                        135,439           6,171,920            351,908
                                                       ------------------  ------------------  -----------------

                  Total Expenses                                  142,349           6,181,134            364,337
                                                       ------------------  ------------------  -----------------

                  Loss from Operations                            (88,916)         (6,109,889)          (138,255)
                                                       ------------------  ------------------  -----------------

              OTHER INCOME (EXPENSE)

                Interest income                                     9,626              12,835             63,452
                Interest expense                                  (30,751)            (41,002)           (37,042)
                                                       ------------------  ------------------  -----------------

                  Total Other Income (Expense)                    (21,125)            (28,167)            26,410
                                                       ------------------  ------------------  -----------------

              LOSS FROM DISCONTINUED
               OPERATIONS                              $         (110,041) $       (6,138,056) $        (111,845)
                                                       ==================  ==================  =================

              The Company realized a gain on the disposal of discontinued operations of $1,111,845 due to the assumption of the accumulated deficit of the former subsidiaries by Rerol, Inc.